Exhibit 10.32

TELEWEST COMMUNICATIONS PLC AND

TELEWEST FINANCE (JERSEY) LIMITED

RESTRUCTURING TERM SHEET

August 14, 2003

This term sheet (the “Term Sheet”) describes certain of the principal terms and conditions of the proposed restructuring (the “Restructuring”) of the outstanding indebtedness and equity of Telewest Communications Plc (“Telewest” or the “Company”) and Telewest Finance (Jersey) Limited (“Telewest Jersey”) pursuant to a scheme of arrangement (the “Scheme”) under section 425 of the Companies Act 1985. This Term Sheet is being executed by and among the Company and the undersigned noteholders (the “Undersigned Noteholders”), Liberty Media, Corporation (“Liberty”) and IDT Corporation (“IDT”), who, in the aggregate, hold at least two-thirds in principal amount of the Notes (as defined below). This Term Sheet supersedes in its entirety all prior term sheets with respect to the Restructuring of the Company and Telewest Jersey, including, without limitation, the term sheets dated as of September 23, 2002, and July 23, 2003, by and among the Company and the unofficial committee of noteholders of the Company (the “Committee”) which shall be of no further effect, but excluding that certain term sheet by and among the Company and the Lenders (as defined below), a copy of which is attached hereto as Exhibit B. This Term Sheet may not be modified or amended in any way without the unanimous consent of the Undersigned Noteholders, the Company, Liberty and IDT.

Restructured Notes	Upon the effective date of the Scheme (the “Effective Date”), the publicly issued notes of Telewest and Telewest Jersey set forth on Exhibit A (the “Notes”), including all accrued interest, all guarantee claims and all other claims present or future, actual or contingent, existing or arising in respect of the Notes, including, without limitation, the guarantee of the 6% Senior Convertible Notes due 2005 issued by Telewest Jersey (the “Jersey Notes”), the intercompany debt related to the Jersey Notes and the 5% Accreting Notes due 2003 issued in exchange for the 5% Accreting Convertible Notes due 2003 (the “Eurobell Notes”), will be cancelled and exchanged for ordinary shares (the “New Shares”) representing before any dilution ninety-eight and a half percent (98.5%) of the issued ordinary share capital of the Reorganized Company (as defined below) immediately following the Restructuring, subject to dilution for management options, in accordance with the terms and subject to the conditions of this Term Sheet. With respect to each holder of the Notes, the total claim amount arising out of the Notes shall include the aggregate outstanding principal amount of those Notes, including accretions (if any), and the amount of interest, including default interest, which has accrued on, but not been paid in respect of, the Notes as of the Record Date (as defined in the Scheme). In addition, with respect to the Jersey Notes, claims arising from the principal obligation of Jersey and the guarantee obligation of Telewest will be treated under the Scheme as separate claims for the full amount owing on account of the Jersey Notes. No further coupon payments on the Notes will be made.

Equity	With respect to all of the ordinary shares of Telewest (including the limited voting convertible ordinary shares) outstanding immediately prior to the Effective Date (the “Old Equity Shares”), in exchange for the release of all contracts, agreements or claims, past or future, actual or contingent, including, without limitation, the Relationship Agreement (as defined below), and the acquiescence of the holders of the Old Equity Shares (the “Old Equity Holders”) to the transactions contemplated herein and the passing of the Shareholder Resolutions by the Old Equity Holders, the Old Equity Holders shall receive one and a half percent (1.5%) of the New Shares of the Reorganized Company immediately following the Restructuring, subject to dilution for management options. On the Effective Date, the Old Equity Shares shall be cancelled.

Listing	The Reorganized Company shall cause the New Shares to be listed on NASDAQ. The Reorganized Company shall also cause the New Shares to be listed on the official list of UKLA.

Credit Agreement	In full and complete satisfaction of all the claims arising out of that certain credit agreement, dated as of March 16, 2001, and as amended from time to time, among Telewest, Telewest Communications Networks Limited (“TCN”) and the various financial institutions signatory thereto (the “Lenders”), on or prior to the Effective Date, the Company and TCN shall use their best efforts to amend and restate the credit agreement (the “Amended and Restated Credit Agreement”) with the Lenders substantially on the terms set forth on Exhibit B attached hereto, as modified in accordance with the term changes previously provided to the Company and certain of the Lenders by the Undersigned Noteholders which are set forth on Exhibit C attached hereto, with such changes that may be agreed among the financial and legal advisors of each of the Undersigned Noteholders after discussion with the Lenders.

Derivative Agreements	In full and complete satisfaction of all the claims arising out of the derivative contracts of the Company with financial counterparties, including the (a) ISDA Master Agreement between Credit Agricole Indosuez and the Company dated June 15, 2000; (b) ISDA Master Agreement between The Bank of

New York and the Company dated August 21, 2000; (c) ISDA Master Agreement between The Chase Manhattan Bank and the Company date October 8, 1998; and (d) the undated ISDA Master Agreement between The Royal Bank of Scotland Plc and the Company (collectively, the “Derivative Agreements”), the Reorganized Company and the financial counterparties to the Derivative Agreements shall enter into Settlement Agreements, in form and substance satisfactory to the Undersigned Noteholders, that shall provide that all claims arising out of the Derivative Agreements will be forgiven in exchange for the Reorganized Company’s agreeing with the existing counter parties to enter into a £1,000 million notional amount fixed for floating rate swap for a period of three years, commencing on January 1, 2004, which shall be set at a 90 basis point premium over the mid-market three year swap rate. The mechanics for setting the mid-market three year swap rate shall be determined by consultation with the Undersigned Noteholders. No further payments on any of the Company’s Derivative Agreements will be made.

Vendor Debt and Capital Leases	The Company shall undertake to have all of its obligations under its trade and vendor debt and capital leases remain unimpaired by the Scheme and paid in the ordinary course of business; except with respect to those certain capital leases with RBS, the terms of which shall be amended subject to satisfaction of the Undersigned Noteholders. The Company’s rights and obligations under the capital leases will be novated to TCN as per the Amended and Restated Credit Agreement. In connection with the treatment of the Company’s trade and vendor debt and capital leases as provided for above, the Company hereby represents that, except as otherwise notified herein, there have been no modifications or enhancements of the terms of the Company’s trade and vendor debt and capital leases to the benefit of third parties including, without limitation, any and all such obligations with Liberty or Liberty’s affiliates or associates, as a result of, or in connection with, the Company’s restructuring, and as a condition to the execution of this Term Sheet by the Undersigned Noteholders, the Company shall immediately provide the Undersigned Noteholders with a schedule of all of the Company’s obligations under its trade and vendor debt and capital leases, including, without limitation, any and all such obligations with Liberty or Liberty’s affiliates, and shall indicate on the schedule if any such obligations have been modified in any way from their original terms, including, without limitation, any obligations that have been paid in advance of their terms or accelerated in any way. In the event that it turns out that any of the representations of the Company provided for above are untrue or the Company fails to provide the schedule described above, the Undersigned Noteholders shall have the right to terminate this Term Sheet and the agreements contained therein.

Corporate Structure	Subject, in all respects, to any legal, tax, regulatory, accounting and other considerations by the Undersigned Noteholders, upon and after the Effective Date, Telewest will be a wholly-owned direct or indirect subsidiary of a newly formed holding company incorporated under the laws of the State of Delaware (such holding company, together with Telewest, Telewest Jersey and their subsidiaries and affiliates upon and after the Effective Date, the “Reorganized Company”).

Corporate Governance	The board of directors of the Reorganized Company (the “Board of Directors”) will be comprised of nine directors, one of whom will be the Chief Executive Officer. W.R. Huff Asset Management Co., L.L.C. (“Huff”) shall elect two of the directors who shall be individuals who have not served, are not currently serving or will not serve in the future as directors of NTL Incorporated. The institutions of Angelo, Gordon & Co, L.P., Fidelity Management & Research Co., Franklin Mutual Advisers, LLC, and Oaktree Capital Management, LLC shall each designate one director to the Board of Directors. In addition, the institutions of Angelo, Gordon & Co, L.P., Fidelity Management & Research Co., Franklin Mutual Advisers, LLC, Oaktree Capital Management, LLC and Huff (individually, a “Designator” and collectively, the “Designators”) shall select, by unanimous agreement, the Chairman of the Board of Directors and the ninth director. Each Designator shall have until the Effective Date to elect its director(s) as provided for above and thereafter, the Board of Directors of the Reorganized Company shall have the right to elect such director(s). With respect to the selection of the Chairman and the ninth director by the unanimous agreement of the Designators, the Designators may, at their discretion and for the account of the Company or the Reorganized Company, as the case may be, use one or more search firms, including the search firm of Russell Reynolds Associates or any other search firm selected by the Designators, in each case at the Company’s or Reorganized Company’s expense, as the case may be, to aid them in the such selection. The Effective Date of the Scheme may occur with seven of the nine directors appointed to the Board of Directors. So as to not have an even number of board members, the individual identified by the Designators to serve as the ninth member of the Board of Directors will serve upon the identification and designation by the Designators of the

Chairman of the Board of Directors. In the event that on the Effective Date, the Designators have not yet identified the Chairman of the Board of Directors, the Designators shall designate, by unanimous agreement, an individual other than the Chief Executive Officer to serve as an interim Chairman until a permanent Chairman is identified by the Designators. The Designators have agreed that any entity and their subsidiaries, affiliates, co-venturors, principals or agents who held, either directly or indirectly, in excess of 15% of the Company’s Old Equity Shares during the one year period prior to the execution of this Term Sheet will not appoint or designate any person to serve on the initial Board of Directors and any proposed member of the initial Board of Directors of the Reorganized Company who is or has been related to such persons must be approved by each of the Designators. The arrangements provided for above relating to corporate governance will be set forth in the Scheme documents in such a way as to ensure that the Designators do not constitute a separate class of creditors for the purposes of the Scheme.

Organizational and Governance Documents	All organizational documents and arrangements relating to corporate organization and governance of the Reorganized Company, including the Certificate of Incorporation and By-Laws, shall be in form and substance satisfactory to the Undersigned Noteholders in all respects. All documents and arrangements relating to corporate governance shall be consistent with U.S. best practices and U.K. best practices to the extent not inconsistent with U.S. best practices and shall provide for, among other things, a staggered board of directors and anti-takeover measures, including a poison pill.

Registration Rights	The Reorganized Company will provide customary registration rights and will file a shelf registration statement for resales by affiliates of the New Shares issued in connection with the Scheme.

Management and Management Compensation

Immediately following the Effective Date, the Board of Directors of the Reorganized Company will undertake to review the Company’s management practices and team to ensure that such practices are best practices for a company of this kind both in the U.S. and U.K. and other relevant jurisdictions and to consider supplementing the management team.

The Company and the current board of directors shall not enter into any new, or modify or amend any existing, management compensation or employment arrangements or agreements with management. With respect to management compensation, upon or as soon as practicable after the Effective Date, the Board of Directors of the Reorganized Company, in its sole discretion, shall establish an annual bonus plan and an equity compensation plan for the employees of the Reorganized Company and its subsidiaries and affiliates after the Effective Date which shall supersede all bonus and equity arrangements (including outstanding awards thereunder) existing prior to the Effective Date. All existing plans and awards will be cancelled and all claims arising thereunder released to the extent permitted by applicable law. The Board of Directors of the Reorganized Company, in its sole discretion, shall also, as soon as practicable after the Effective Date, provide for management stock option grants. The specific identities of option recipients, amounts of grants and other terms of the management stock option plan shall be determined by the Board of Directors of the Reorganized Company. Any options issued to the Reorganized Company’s management as part of management compensation will dilute the ownership associated with the New Shares exchanged for the Notes and the Old Equity Shares. The Board of Directors will have the sole discretion to adopt or not adopt such other plans and arrangements providing compensation and employee benefits to employees of the Reorganized Company and its subsidiaries and affiliates as it deems necessary or appropriate.

Due Diligence	The Company, the current board of directors and management shall provide full and complete access and assistance as required by any of the Designators, individually or as a group, in connection with such Designator’s due diligence review which may commence immediately following the posting of the Scheme. The Company, the current board of directors and management shall provide such Designators and their representatives with full access, upon reasonable advance notice and without any preconditions, to the books, records, senior management and other personnel of the Company in order to permit such Designators to conduct due diligence, satisfactory to each throughout the Restructuring until the Effective Date. In addition, the Company undertakes to work with the Designators to present a fully funded operating business plan up to 2005, which shall include a true bottom-up budget with regard to such fully operating business plan, based on the Company’s long range plan and the results of the due diligence efforts of the Designators, which business plan shall be subject to the approval of the Undersigned Noteholders. All information obtained by the Designators and their representatives as a result of this due diligence review shall be governed in all respects by Rule 408 of the Federal Rules of

Evidence and any and all similar and applicable U.S. and U.K. rules and statutory provisions governing the non-admissibility of settlement discussions and, for the avoidance of doubt, any and all information so obtained may not be used in any proceedings against the Company or any of its officers, directors or affiliates (or former officers, directors or affiliates).

In addition, as of the Effective Date and continuing thereafter, the Reorganized Company and management shall provide any and all of the directors of the Reorganized Company and their designees, on an on-going basis, with full access upon reasonable advance notice to the Reorganized Company’s senior management (on a weekly basis, or more frequently should any such director request), and to the Reorganized Company’s accountants and other outside advisors. In addition, the Reorganized Company and its management shall provide any and all of the directors of the Reorganized Company and their designees reasonable advance notice of, and access to, all significant operational and financial meetings, reviews and all divisional review meetings and boards (including, but not limited to cap-ex meetings and board, budget meetings and boards, etc.) In no event shall any of the current directors of NTL Incorporated be permitted to personally perform due diligence review of the Company or the Reorganized Company, as the case may be, pursuant to this paragraph. The results of the due diligence review and the conclusions resulting therefrom by any of the directors of the Reorganized Company and their designees shall be communicated to management and the Board of Directors of the Reorganized Company so as to be appropriately incorporated in the Reorganized Company’s financial and operating budget and any incentive or other compensation plans.

Liberty and IDT	It shall be a condition to the distribution of consideration to be distributed to the Old Equity Holders on account of their Old Equity Shares provided for in this Term Sheet that Liberty releases that certain agreement, dated as of March 3, 2000, as amended from time to time, by and among the Company and Liberty (the “Relationship Agreement”) and such agreement shall be terminated and have no force and effect upon and after the Effective Date. In exchange for the termination of the Relationship Agreement, the Company shall propose to Liberty and seek acceptance by Liberty of the GRA Consent Provision as set forth in Exhibit D attached hereto relating to the tax relief requested by Liberty.

Implementation

The Restructuring is to be implemented through (i) the completion of the proceedings and actions referred to in this Term Sheet and any proceeding or arrangement that the Company, Telewest Jersey and the Undersigned Noteholders may agree in writing to be necessary under English, Jersey and U.S. law (collectively, the “Proceedings”), which shall (unless otherwise agreed) include, without limitation, the following: a scheme of arrangement and a shareholder scheme (if necessary) of the Company (the “Plc Scheme”) under section 425 of the Companies Act 1985, as amended (the “1985 Act”); a scheme of arrangement of Telewest Jersey (the “Jersey Scheme”) under section 425 of the 1985 Act and/or section 125 of the Companies (Jersey) Law 1991, as amended; a concurrent proceeding pursuant to chapter 11 of the U.S. Bankruptcy Code (if necessary) (the “Chapter 11 Proceedings”), and ancillary proceedings in respect of the Plc Scheme and/or the Jersey Scheme pursuant to Section 304 of the U.S. Bankruptcy Code (the “304 Proceedings”); and (ii) the following related steps:

•      the passing of the Shareholder Resolutions of Telewest in order to implement the Restructuring;

•      the execution of the Amended and Restated Credit Agreement;

•      the termination of the Relationship Agreement; and

•      the satisfaction (or waiver by the Company or Telewest Jersey (as the case may be) with the consent of the Undersigned Noteholders) of the conditions to the Plc Scheme and the Jersey Scheme.

Conditions to Closing of the Transaction

(1) There shall be no material adverse changes to the Company’s business plan, as well as no material adverse change to the assets, liabilities, business, or prospects of the Company or its subsidiaries or the ability of these entities to perform their obligations hereunder.

(2) The terms and circumstances of any and all documents relating to the Restructuring of the Company and the Scheme are satisfactory to the Undersigned Noteholders in all respects and have been reviewed and expressly approved by the Undersigned Noteholders.

(3) The Undersigned Noteholders’s comments and revisions to any of the documents related to the Company’s Restructuring and the Scheme shall be accepted and implemented by the Company unless doing so would impair the Company’s business or operations, as determined in the Company’s business judgment.

(4) The changes to the term sheet for the Amended and Restated Credit Agreement attached hereto, subject to the modifications as provided for herein, shall be incorporated into the Amended and Restated Credit Agreement unless otherwise agreed by each of the Undersigned Noteholders.

(5) It shall be a condition to the implementation of the Restructuring as set out in this Term Sheet that any present or future litigation or enforcement or insolvency proceedings concerning the Company or any of its shares, debentures or derivative agreements by or against the Company, by or against any of the Undersigned Noteholders, by or against Liberty or by or against IDT, and by or against their respective current and former officers, directors and affiliates (including any and all litigation or enforcement or insolvency proceedings in connection with the Derivative Agreements and the litigation involving Eximius Capital Funding Limited and QWEST Health Trust) shall be dismissed with prejudice and any claims that have been or could have been asserted against such parties shall be released, with such dismissals and releases being effective as of, and subject to the occurrence of, the Effective Date and the completion of the Plc Scheme, the Jersey Scheme, the Chapter 11 Proceedings and the 304 Proceedings. If the Effective Date does not occur, then any dismissal or release provided for in this paragraph shall be deemed null and void and all such litigation, proceedings and claims may be reinstated and pursued. The parties further agree to stay all such pending litigation, enforcement and insolvency proceedings as soon as practicable after the execution of this Term Sheet pending the Effective Date or termination of this Term Sheet. The provisions of this paragraph will be implemented as part of the Scheme and/or binding settlement agreements as appropriate.

(6) Each of the Company, the Undersigned Noteholders, Liberty and IDT undertakes to act in good faith to consummate the transactions contemplated by the Term Sheet as soon as possible and shall not act in a manner inconsistent with this Term Sheet.

(7) Payment of the amounts due and unpaid to the Undersigned Noteholders’ advisors and counsel.

Fees and Expenses

The Company undertakes to pay in full, on demand through the conclusion of the Restructuring, any and all reasonable fees and expenses, including, without limitation, all fees and expenses of outside counsel and other outside advisors, incurred or hereafter incurred by each of the Undersigned Noteholders in connection with the Restructuring, the Scheme and any other proceeding, and any litigation in which any Undersigned Noteholder, either individually or collectively, has now or may hereafter be involved relating to such matters and any due diligence or other investigation conducted by or on behalf of any Undersigned Noteholder relating to the Company, Telewest Jersey and their affiliates, the negotiation, documentation or effectuation of any arrangements relating thereto, and any other reasonable fees and expenses incurred by the Undersigned Noteholders relating to the foregoing or otherwise relating to the Company’s Restructuring. For the avoidance of doubt, the Company understands that Huff has incurred approximately $1.5 million in such fees and expenses through the date of this Term Sheet which the Company shall immediately reimburse.

The Company also undertakes to pay immediately upon the posting of the Scheme in full any and all fees and expenses incurred by Liberty in an amount up to £1.2 million.

The aggregate fees payable to the financial advisors to the Company (Citigroup), the existing board of directors (Gleacher & Co.) and the Committee (UBS Warburg) shall be subject to the approval of the Undersigned Noteholders.

Voting Agreements	This Term Sheet reflects the agreements and understandings of the parties hereto which will be memorialized in greater detail in the Scheme documents. The parties understand and agree that the Scheme documents shall be consistent with the Term Sheet unless mutually agreed by all parties. In advance of the posting of the Scheme, all of the parties hereto shall execute, and hereby agree to execute, voting agreements in support of the Restructuring (in their respective capacities both as holders of Notes and/or holders of Old Equity Shares) in form and substance satisfactory to the parties, and in the case of holders of Old Equity Shares, shall vote in favor of the requisite Shareholder Resolutions; provided, however, that the voting agreements and Scheme documents shall conform to and be wholly consistent with this Term Sheet unless otherwise agreed to by all of the parties.

Timing	The Company and its board of directors and the Undersigned Noteholders undertake to use their best efforts to post the

Scheme in accordance with the provisions of this Term Sheet no later than September 15, 2003.

Unless otherwise agreed by the Undersigned Noteholders, the Effective Date shall be no later than November 15, 2003.

Publicity	The content and timing of any public disclosure of the terms of the Restructuring or the terms of this Term Sheet by the Company shall be mutually agreed in advance between the Undersigned Noteholders and the Company. A mutually satisfactory press release announcing the Restructuring and this Term Sheet shall be issued as soon as possible following the execution of this Term Sheet by all parties. No other press release referencing the Restructuring or the Undersigned Noteholders shall be issued without the consent of the Undersigned Noteholders and the Company.

Governing Law	New York Law

IN WITNESS WHEREOF, each of the parties hereto have caused this Term Sheet to be executed and delivered by its duly authorized officer as of the date first above written.

Dated: August     , 2003

TELEWEST COMMUNICATIONS PLC,

By:

Name:	Cob Stenham
Title:	Chairman and duly authorized officer of Telewest Communications Plc as of the date first above written

By:

Name:	Charles Burdick
Title:	Chief Executive Officer and duly authorized officer of Telewest Communications Plc as of the date first above written

TELEWEST FINANCE (JERSEY) LIMITED,

By:

Name:	Charles Burdick
Title:	Director and duly authorized officer of Telewest Finance (Jersey) Limited as of the date first above written

By:

Name:	Stephen Cook
Title:	Director and duly authorized officer of Telewest Finance (Jersey) Limited as of the date first above written

THE UNDERSIGNED NOTEHOLDERS

ANGELO, GORDON & CO. L.P., as general partner and/or investment manager of certain funds and accounts it manages which hold Notes

By:

Name:
Title:

CAPITAL RESEARCH & MANAGEMENT COMPANY

By:

Name:
Title:

CONTINENTAL CASUALTY COMPANY

By:

Name:
Title:

FIDELITY MANAGEMENT & RESEARCH CO.

By:

Name:
Title:

FRANKLIN MUTUAL ADVISERS, LLC

By:

Name:
Title:

GOLDENTREE ASSET MANAGEMENT, L.P.

By:

Name:
Title:

OAKTREE CAPITAL MANAGEMENT, LLC, as general partner and/or investment manager of certain funds and accounts it manages which hold Notes

By:

Name:
Title:

By:

Name:
Title:

OZ MANAGEMENT, L.L.C., as Investment Manager of certain funds

By:

Name:
Title:

OZF MANAGEMENT, L.P., as Investment Manager of certain funds

By:	OZF MANAGEMENT, L.L.C., as General Partner

By:

Name:
Title:

W.R. HUFF ASSET MANAGEMENT CO., L.L.C.

By:

Name:
Title:

LIBERTY MEDIA CORPORATION

By:

Name:
Title:

IDT CORPORATION

By:

Name:
Title: